April 1, 1997




To Each Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of BOK Financial Corporation which will be held this year in the Green Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma on Tuesday, April 29, 1997, at 11:00 a.m. local time. Accompanying this letter is the formal Notice of the meeting and proxy material.

         Also enclosed is our Annual Report to Shareholders, covering the fiscal year ended December 31, 1996.

         We look forward to seeing you at the meeting.



                                   Sincerely,

                                   /s/ George B. Kaiser
                                   ---------------------------------------
                                   George B. Kaiser, Chairman of the
                                          Board of Directors

                                   /s/ Stanley A. Lybarger
                                   ---------------------------------------
                                   Stanley A. Lybarger, President and
                                          Chief Executive Officer

                                   /s/ Wayne D. Stone
                                   ---------------------------------------
                                   Wayne D. Stone, President,
                                          BOk Oklahoma City

                            BOK Financial Corporation
                             Bank of Oklahoma Tower
                             Tulsa, Oklahoma  74172

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be held on April 29, 1997

To Each Shareholder:

         Notice is hereby given that the Annual Meeting of Shareholders of BOK Financial Corporation, an Oklahoma corporation, will be held in the Green Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma on Tuesday, April 29, 1997, at 11:00 a.m. local time, for the following purposes:

     1. To fix the number of directors to be elected at twenty-three (23) and to elect twenty-three (23) persons as directors for a term of one year or until their successors have been elected and qualified; and,

     2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

         The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Bylaws.

         The holders of Common Stock of record at the close of business on March 14, 1997 shall be entitled to receive notice of, and to vote at, the Annual Meeting.

         We hope that you will be able to attend this meeting, but all shareholders, whether or not they expect to attend the meeting, are requested to complete, date and sign the enclosed proxy and return it in the enclosed envelope as promptly as possible. You may revoke your proxy at any time before the meeting (i) by delivering a written revocation or (ii) by attending the meeting and voting in person.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/Frederic Dorwart, Secretary
DATE:  APRIL 3, 1997

ALL OF THE SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN VOTE IN PERSON EVEN IF YOU HAVE RETURNED THE PROXY.

                          BOK FINANCIAL CORPORATION


                               PROXY STATEMENT


                          BOK FINANCIAL CORPORATION
                           Bank of Oklahoma Tower
                           Tulsa, Oklahoma  74172

                       ANNUAL MEETING OF SHAREHOLDERS

                               April 29, 1997


         This Proxy Statement is furnished in connection with the Annual Meeting of Shareholders of BOK Financial Corporation (herein sometimes called "BOK Financial", "BOKF" or the "Company") to be held on Tuesday, April 29, 1997, at 11:00 a.m. local time in the Green Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma. This Proxy Statement will be mailed on or about March 28, 1997 to holders of record of Common Stock as of the close of business on March 14, 1997.

         The enclosed proxy for the Annual Meeting of Shareholders is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

         Unless otherwise directed in the accompanying form of proxy, the persons named in the proxy will vote FOR the election of the twenty-three (23) director nominees. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment. The Company does not presently know of any other such business.


                               ANNUAL REPORT

         The Company's Annual Report to Shareholders, covering the fiscal year ended December 31, 1996, including audited financial statements, is enclosed. No parts of the Annual Report are incorporated in this Proxy Statement or are deemed to be a part of the material for the solicitation of proxies.

                    VOTING SECURITIES AND REQUIRED VOTE

         The Board of Directors of the Company has fixed the close of business on March 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 1, 1997, the Company had outstanding approximately 21,140,953 shares of Common Stock entitled to vote. Each outstanding share of Common Stock entitles the holder to one vote. The presence in person or by proxy of the holders of one-third of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The vote of a majority of the shares present at the meeting, in person or by proxy, is necessary to elect directors. George B. Kaiser (herein sometimes called "Kaiser") currently owns approximately 76% of the outstanding Common Stock and plans to vote in person at the meeting.


                            ELECTION OF DIRECTORS

         Twenty-three (23) persons have been nominated for election to the Board of Directors to serve until the next Annual Meeting or until their successors are elected and have been qualified. The twenty-three (23) nominees consist of twenty-three (23) persons currently serving as directors of the Company. If at the time of the Annual Meeting any of the nominees is unwilling or unable to serve, all proxies received will be voted in favor of the remainder of those nominated and for such substitute nominees, if any, as shall be designated by the Board and nominated by any of the proxies named in the enclosed proxy form. Management is unaware of any nominee who will decline or be unable to serve.

         There are no family relationships by blood, marriage or adoption between any director or executive officer of the Company and any other director or executive officer of the Company.

         Certain information concerning the nominees to the Board of Directors of the Company is set forth below based on information supplied by the nominees. All information is as of March 1, 1997. All references in this Proxy Statement to "BOk" or the "Bank" shall mean Bank of Oklahoma, National Association, the principal bank subsidiary of BOK Financial Corporation.


                               Principal Occupation, Business         First Year
                              Experience During Last 5 Years, and      Became A
     Name               Age  Directorships of Other Public Companies    Director
----------------        --- -----------------------------------------  ---------

W. Wayne Allen          60  Chairman and Chief  Executive  Officer          1992
                            of Phillips Petroleum Company (diversified company primarily engaged in oil and gas exploration, production, refining and marketing and pipeline system operations domestically and internationally); previously, Member,
                            Board of Directors of Federal Reserve Bank of Kansas City, 1993-1995.

 Keith E. Bailey         54 Chairman of the Board, President, and           1992
                            Chief  Executive Officer of The Williams
                            Companies, Inc.(diversified company
                            primarily   engaged  in   pipeline   and
                            telecommunications activities);   Director,
                            Transco  Energy Co.; Director,  The Williams
                            Foundation, Apco Argentina Inc.,and Northwest
                            Pipeline  Corp.;  previously,   Executive
                            Vice      President,      Finance     and
                            Administration    and   Chief   Financial
                            Officer.

 James E. Barnes         63 Chairman of the Board,  President and Chief     1991
                            Executive Officer of MAPCO Inc.(diversified energy company with primary operations in pipelines, petroleum products, natural gas liquids, coal and liquid plant foods).
                            Mr. Barnes is also a director of Kansas City
                            Southern  Industries, Inc. and SBC
                            Communications, Inc.

Sharon J. Bell          45  Attorney and Managing Partner, Rogers and       1993
                            Bell  (law   partnership);   Trustee  and
                            General   Counsel,    Chapman   -McFarlin
                            Interests;   formerly  a   Director   and
                            President of Red River Oil Company (oil and gas exploration and development).

Glenn A. Cox            67  Retired in December 1991 as President and       1991
                            Chief Operating Officer of Phillips
                            Petroleum Company (diversified  company
                            primarily engaged in oil and gas exploration, production, refining and marketing and pipeline system operations domestically and internationally). Mr. Cox is also a director of Helmerich & Payne, Inc.,
                            The Williams  Companies, Inc. and Union
                            Texas Petroleum Holdings, Inc.

 Ralph S. Cunningham     56 President  and Chief  Executive  Officer,       1996
                            CITGO       Petroleum        Corporation;
                            Vice-Chairman  of the Board of Directors,
                            Huntsman  Corporation  (petro-chemicals),
                            1994-1995;   President,  Texaco  Chemical
                            Company, 1990-1994.

 Nancy J. Davies         69 Community volunteer; Board of Trustees,         1996
                            Phillips University; Member, Board of
                            Directors, Oklahoma Medical Research
                            Foundation;  Member, Board of Directors,
                            Oklahoma School of Math and Science Foundation.

 Robert H. Donaldson     53 Professor and former President, University      1995
                            of Tulsa,  Tulsa, Oklahoma.

 William E. Durrett      66 Chairman of the Board, President and Chief      1991
                            Executive Officer of American Fidelity
                            Corporation (insurance holding company), and of American Fidelity Assurance Company
                            (a registered investment advisor). Mr.
                            Durrett is  also a director of Oklahoma
                            Gas & Electric Company and Oklahoma
                            Healthcare Corporation.

 James O. Goodwin        57 Chief Executive Officer, The Oklahoma           1995
                            Eagle Publishing Co.; Sole Proprietor
                            Goodwin & Goodwin Law Firm.

 V. Burns Hargis         51 Attorney and Of Counsel to the Law Firm         1993
                            of McAfee & Taft(Oklahoma City, Oklahoma).

E. Carey Joullian, IV    36 President,  Mustang Fuel  Corporation and       1995
                            Subsidiaries;   President   and  Manager,
                            Joullian & Co., L.C.

George B. Kaiser         54 Chairman of the Board of BOK Financial          1990
                            and BOk;  President and Owner of Kaiser-
                            Francis Oil Company, an independent oil
                            and gas exploration and development company.

Robert J. LaFortune     70  Self-employed in investment and management      1993
                            of personal financial holdings. Mr.LaFortune is also a director of The Williams Companies, Inc.

Philip C. Lauinger, Jr. 61  Chairman and Chief Executive Officer of         1991
                            Lauinger Publishing Company (investment and
                            advisory services to business publishing
                            industry);  previously, Chairman of the
                            Board and Chief Executive Officer of PennWell
                            Publishing   Co. (privately held magazine,
                            book and technical journal publishing company);
                            Director of MAPCO Inc.

David R. Lopez          45  President  - Oklahoma  Southwestern  Bell       1996
                            Telephone    Company,    Oklahoma   City;
                            previously,  Senior Officer  Southwestern
                            Bell Telephone Company, Austin, Texas.

Stanley A. Lybarger     47  President and Chief Executive Officer of        1991
                            BOK Financial and BOk; previously President of BOk Oklahoma City Regional Office and Executive Vice President of BOk with responsibility for corporate banking.

Frank A. McPherson      63  Retired Chairman of the Board and Chief         1996
                            Executive Officer of Kerr-McGee Corporation;
                            Member, Board of Directors, Kimberly-Clark
                            Corporation; Member, Board of Directors, J&W
                            Seligman Co., Inc.

Robert L. Parker, Sr.   73  Chairman and Director, Parker Drilling Co.      1991
                            (oil and gas drilling contractor); Director of Weatherford-Enterra Corp., MAPCO Inc.,
                            Clayton Williams Energy, Inc., and Norwest
                            Bank of Texas-Kerrville.

James W. Pielsticker    58  President, Arrow Trucking Co.                   1996

James A. Robinson       68  Self-employed in investment and management      1993
                            of personal financial holdings and in
                            ranching business.

L. Francis Rooney, III  43  Chairman of the Board and Chief Executive       1995
                            Officer, Manhattan Construction Company

Robert L. Zemanek       47  President,  Central & South West Energy         1994
                            Delivery; previous, President, Chief
                            Executive Officer and Director, Public
                            Service Company of Oklahoma (electric public utility); Executive Vice President and Vice President-Corporate Services,
                            Public Service Company  of Oklahoma;
                            Director, Central and Southwest Services,
                            Inc.(holding company), Ash Creek Mining
                            Company, Hillcrest Medical Center and
                            University of Tulsa.



           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 1, 1997, the Company had 21,140,953 shares of Common Stock, $0.00006 par value, issued and outstanding. George B. Kaiser is the only shareholder known by BOK Financial to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock. The following table sets forth, as of March 1, 1997, the beneficial ownership of Common Stock of BOK Financial, by each director and nominee, the chief executive officer (Mr. Lybarger) and the four other executive officers named in the Summary Compensation Table appearing at page 12 below, and, as a group, all of such persons and other executive officers not named in the table.

                               Amount and Nature of
Name of Beneficial Owner       Beneficial Ownership (1)      Percent of Class(2)
------------------------      ----------------------          ----------------

W. Wayne Allen                              1,292                      *

Keith E. Bailey                          167,133(3)                    *

James E. Barnes                              842                       *

Sharon J. Bell                            33,673(4)                    *

Glenn A. Cox                                2,617                      *

Ralph S. Cunningham                          405                       *

Nancy J. Davies                              546                       *

Robert H. Donaldson                          602                       *

William E. Durrett                        58,072(5)                    *

James O. Goodwin                             768                       *

V. Burns Hargis                              827                       *

E. Carey Joullian, IV                     1,751(6)                     *

George B. Kaiser                        18,854,609(7)                  78.7%

Robert J. LaFortune                        88,300                      *

Philip C. Lauinger, Jr.                      895                       *

David R. Lopez                               274                       *

Stanley A. Lybarger                        66,071 (8),(9)              *

Frank A. McPherson                           544                       *

Robert L. Parker, Sr.                     3,907(10)                    *

James W. Pielsticker                         393                       *

James A. Robinson                        380,992(11)                   1.8%

L. Francis Rooney, III                   325,764(12)                   1.5%

Robert L. Zemanek                            816                       *

Eugene A. Harris                         21,690(13)                    *

Norman W. Smith                          18,801(14)                    *

James A. White                           36,537(15)                    *

Charles D. Williamson                    11,232(16)                    *


All directors, nominees and
executive officers as a group            20,079,353                    83.6%
(27 persons including the above)

* Less than one percent (1%)

(1) Except as otherwise indicated, all shares are beneficially owned and the sole investment and voting power is held by the person named.

(2) All percentages are rounded to the nearest tenth, and are based upon the number of shares outstanding as of the date set forth above. For purposes of computing the percentage of the outstanding shares owned by the persons described in the table, any shares such persons are deemed to own by having a right to acquire such shares by exercise of an option are included, but shares acquirable by other persons by the exercise of stock options are not included.

(3) Includes 166,316 shares owned by The Williams Companies Foundation, Inc., a non-profit foundation of which Mr. Bailey is a director and officer.

(4) Includes 1,136 shares owned by spouse. Also includes (i) 7,499 shares owned by the J. A. Chapman and Leta M. Chapman Trust (1949), of which Ms. Bell is individual trustee, and (ii) 8,673 shares owned by the Leta McFarlin Chapman Memorial Trust (1974), of which Ms. Bell is co-trustee.

(5) Includes 54,237 shares indirectly owned by American Fidelity Assurance Company, 458 shares indirectly owned by Cameron Properties, 83 shares indirectly owned by CEALP, and 642 shares indirectly owned by CAMCO.

(6)      Includes 1,030 shares owned by Joullian & Co., L.C.

(7) Mr. Kaiser's address is P. O. Box 21468, Tulsa, OK 74121-1468. Includes 2,808,039 shares which Mr. Kaiser may acquire through conversion of 249,490,880 shares of BOK Financial Series A Preferred Stock. Shares of Series A Preferred Stock may be converted to Common Stock at any time at the option of the holder, at a ratio of 1.13 shares of Common Stock for each 100 shares of Series A Preferred Stock. Appropriate adjustments in the conversion ratios are made in the event of a subdivision (by stock split, stock dividend, recapitalization or otherwise) or combination (by reverse stock split or otherwise) of the Common Stock. The conversion ratio gives effect to the 1 for 100 reverse stock split of Common Stock effected December 17, 1991 and the November 18, 1993, November 17, 1994, November 27, 1995 and November 27, 1996 BOKF 3% Common Stock Dividends payable by the issuance of BOKF Common Stock.

(8) Includes 6,115 shares indirectly owned by Mr. Lybarger as Custodian for two minor daughters under the Uniform Gifts to Minors Act. Mr. Lybarger disclaims ownership of these 6,115 shares.

(9) Includes options to purchase 9,646 shares and excludes options to purchase 9,648 shares, of BOKF Common Stock under the BOKF 1992 Stock Option Plan; includes options to purchase 9,648 shares and excludes options to purchase 12,863 shares of BOKF Common Stock under the BOKF 1993 Stock Option Plan; includes options to purchase 7,578 shares and excludes options to purchase 18,945 shares of BOKF Common Stock granted pursuant to 1994 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 3,679 shares and excludes options to purchase 22,071 shares granted pursuant to the 1995 Awards under the BOKF 1994 Stock Option Plan; excludes options to purchase 25,750 shares granted pursuant to the 1996 Awards under the BOKF 1994 Stock Option Plan.

(10) Includes 3,079 shares indirectly owned by Mr. Parker as Co-Trustee for the Robert L. Parker Trust dated February 10, 1967.

(11) Includes (i) 132,322 shares by self as Trustee for the James A. Robinson Trust, dated July 19, 1983; (ii) 3 shares by self as Custodian for Timothy James Robinson under the Uniform Transfers to Minors Act; (iii) 3,040 shares by self as Trustee for the James A. Robinson Education Trust A; (iv) 5,667 shares by self as Trustee for the James A. Robinson Education Trust B; (v) 4,370 shares by self as Trustee for the Robinson Foundation; (vi) 87,418 shares by spouse, Betty L. Robinson (Beneficial Ownership is hereby Disclaimed); 143,990 shares by self as Trustee for Robinson Children UA 6/7/91, and 515 shares by self as Trustee for Maurice A. Robinson Education Trust.

(12) Includes 86,990 shares owned by Rooney Brothers Company and 214 shares held in L.F. Rooney IRA.

(13) Includes options to purchase 4,823 shares and excludes options to purchase 4,824 shares of BOKF Common Stock under the BOKF 1992 Stock Option Plan; includes options to purchase 4,823 shares and excludes options to purchase 6,432 shares of BOKF Common Stock under the BOKF 1993 Stock Option Plan; includes options to purchase 3,031 shares and excludes options to purchase 7,578 shares of BOKF Common Stock granted pursuant to 1994 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 1,103 shares and excludes options to purchase 6,622 shares granted pursuant to 1995 Awards under the BOKF 1994 Stock Option Plan; excludes options to purchase 9,270 shares granted pursuant to the 1996 Awards under the BOKF 1994 Stock Option Plan.

(14) Includes options to purchase 3,215 shares and excludes options to purchase 4,824 shares of BOKF Common Stock under the BOKF 1992 Stock Option Plan; includes options to purchase 4,823 shares and excludes options to purchase 6,432 shares of BOKF Common Stock under the BOKF 1993 Stock Option Plan; includes options to purchase 3,031 shares and excludes options to purchase 7,578 shares of BOKF Common Stock granted pursuant to 1994 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 1,324 shares and excludes options to purchase 7,946 shares granted pursuant to 1995 Awards under the BOKF 1994 Stock Option Plan; excludes options to purchase 11,330 shares granted pursuant to the 1996 Awards under the BOKF 1994 Stock Option Plan.

(15) Includes options to purchase 3,376 shares and excludes options to purchase 3,377 shares of BOKF Common Stock under the BOKF 1992 stock Option Plan; includes options to purchase 4,823 shares and excludes options to purchase 6,432 shares of BOKF Common Stock under 1993 Stock Option Plan; includes options to purchase 3,031 shares and excludes options to purchase 7,578 shares of BOKF Common Stock granted pursuant to 1994 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 1,177 shares and excludes options to purchase 7,063 shares granted pursuant to 1995 Awards under the BOKF 1994 Stock Option Plan; excludes options to purchase 9,785 shares granted pursuant to the 1996 Awards under the BOKF 1994 Stock Option Plan; includes 2,779 shares which Mr. White may acquire through conversion of 254,560 shares of BOK Financial Series A Preferred Stock.

(16) Includes options to purchase 3,618 shares and excludes options to purchase 3,618 shares of BOKF Common Stock under the BOKF 1992 Stock Option Plan; includes options to purchase 3,618 shares and excludes options to purchase 4,824 shares of BOKF Common Stock under the BOKF 1993 Stock Option Plan; includes 1,515 shares and excludes 3,789 shares of BOKF Common Stock granted pursuant to 1994 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 441 shares and excludes options to purchase 2649 shares granted pursuant to 1995 Awards under the BOKF 1994 Stock Option Plan; excludes options to purchase 2,575 shares granted pursuant to the 1996 Awards under the BOKF 1994 Stock Option Plan; includes 797 shares held in the BOK 401(k) Thrift.


COMMITTEES; MEETINGS

         During 1996, the Board of Directors of BOK Financial had a standing Risk Oversight and Audit Committee comprised solely of outside directors. The Committee is responsible for recommending the selection of independent auditors and supervising internal auditors. The Committee also reviews the results of internal and independent audits and reviews accounting principles and practices. The Committee was responsible for fulfilling the trust audit requirements established by 12 CFR ss. 9.9. The Committee consisted of Mmes. Bell and Davies and Messrs. Zemanek (Chairman), Cunningham, Lauinger and McPherson. Mr. Lopez joined the Committee in December, 1996. The Committee met five times during 1996. The Risk Oversight & Audit Committee intends to meet at least five times in 1997.

         The Board of Directors of BOK Financial does not have a standing nominating committee or compensation committee. The Board of Directors will consider recommendations of shareholders for director nominees, but there is no established procedure for such recommendations.

         The entire Board of Directors of BOK Financial met four times during 1996. The entire Board of Directors of BOk met eleven times during 1996. All directors of BOK Financial attended 75% of the aggregate of all meetings of the boards of directors and committees on which they served, except Mr. Allen who missed certain meetings due to other business obligations.

Compensation of Directors

         All non-officer directors of BOK Financial or BOk receive a retainer of $7,500 per year, payable quarterly in arrears in BOK Financial Common Stock in accordance with the BOKF Directors Stock Compensation Plan, whether serving on one or more of the boards of directors. All non-officer directors also are paid $250 for each board of directors or committee meeting attended, and no such fees for meetings not attended.

Executive Officers

         Certain information concerning the executive officers of BOK Financial and BOk is set forth below:

          Mark W. Funke, age 41, Executive Vice President, Oklahoma City; formerly Commercial Lending Manager Bok, Oklahoma City. Mr. Funke has been with BOk for 13 years.

          Eugene A. Harris, age 54, is a director and Executive Vice President of BOk and Manager of the Commercial Banking Division. Mr. Harris has been with BOk for 16 years.

          H. James Holloman, age 45, is President of BancOklahoma Trust Company, the trust subsidiary of BOk. Mr. Holloman has been with BOk for 11 years.

          George B. Kaiser, age 54, is Chairman of the Board of Directors of both BOK Financial and BOk.

          David L. Laughlin, age 44, Senior Vice President, Manager, BOk Mortgage Division. Mr. Laughlin has been with BOk for 11 years.

          Stanley A. Lybarger, age 47, is a director and President and Chief Executive Officer of both BOK Financial and BOk. Mr. Lybarger has been with BOk for 23 years.

          John J. Rownak,  age 50, is President  an Chief  Executive  Officer of
          Citizens National Bank of Arkansas, National Association (Bank of Arkansas, National Association, effective with name change on May 1,
          1997). Mr. Rownak has been President of BOK Financial's Bank of Arkansas since 1995. Prior to that, Mr. Rownak was President and Chief Operating Officer of Valley National Bank Tulsa, Oklahoma.

          Norman W. Smith, age 50, is Executive Vice President of BOk and Manager of the Consumer Banking Division. Mr. Smith has been with BOk for five years. Previously, Mr. Smith was Senior Vice President, Retail Banking, AMERITRUST Company, Cleveland, Ohio.

          William E. Stahnke, age 50, is President and Chief Executive Officer of First Texas Bank, Dallas, Texas ("First Texas"). BOK Financial acquired First Texas on March 4, 1997. Mr. Stahnke has been President of First Texas since 1987.

          Wayne D. Stone, age 47, President BOk Oklahoma City Regional Office; formerly Executive Vice President, BOk. Mr. Stone has been with BOk since 1992. Mr. Stone was previously President and Chief Executive Officer of Founders Bank and Trust Company, Oklahoma City.

          Gregory K. Symons, age 44, Executive Vice President, BOk; formerly Senior Vice President, Commercial Services, BOk; and Manager, National/Regional Commercial Lending, BOk. Mr. Symons has been employed by BOk for 19 years.

          Tom E. Turner, age 57, is Chairman and Chief Executive Officer of First National Bank of Park Cities, Dallas, Texas ("FNB Park Cities"). BOK Financial acquired FNB Park Cities on February 12, 1997. Mr. Turner has been the Chief Executive Officer of FNB Park Cities since 1984.

          James A. White, age 53, is a director of BOk and is Executive Vice President, Chief Financial Officer and Treasurer of BOK Financial and BOk. Mr. White became Chief Financial Officer of BOK Financial and BOk in 1992.

          Charles D. Williamson, age 50, is Executive Vice President of Capital Markets of BOk. Mr. Williamson has been with BOk for four years. Previously, Mr. Williamson was Manager of Investment Division, First Interstate Bank of Arizona; and Manager of Investment Division, First Interstate Bank of Oklahoma.

     All executive officers serve at the pleasure of the Board of Directors. Messrs. Lybarger, Turner and Stahnke have employment agreements which are discussed below on page 14.

                          EXECUTIVE COMPENSATION

         The following table sets forth summary information concerning the compensation of those persons who were, at December 31, 1996, (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company. These five officers are hereafter referred to collectively as the "Named Executive Officers."

                         Summary Compensation Table(1)
                                                                   Long Term
                            Annual Compensation                    Awards(2)
                         ------------------------------        -----------------
                                               Other
Name and                                       Annual                All Other
Principal Position Year  Salary ($) Bonus ($) Compensa-  Options/   Compensation
                                               tion($)   SARs(#)       ($)(3)
------------------ ----  ---------- --------- --------   -------   ------------

Stanley A.         1996  $300,000  $60,000  $ 40,662       25,000      15,000
Lybarger President 1995   275,000   60,000       168       25,000      15,000
& Chief Executive  1994   254,120   55,000       -0-       25,750      15,215
Officer of BOK
Financial and BOk

Eugene A. Harris   1996   179,250   28,000    20,518       9,000       16,730
Executive Vice     1995   174,000   25,000       168       7,500       14,388
President,         1994   169,388   30,000       -0-      10,300       14,763
Commercial
Lending, BOk

Norman W. Smith    1996   163,000   33,000    34,411       11,000      14,100
Executive Vice     1995   157,000   33,000       500        9,000      13,611
President,         1994   150,000   35,000       -0-       10,300      11,163
Consumer Banking,
BOk

James A. White     1996   166,000   25,000     9,034        9,500       15,456
Executive Vice     1995   160,000   25,000       168        8,000       13,611
President and      1994   150,861   22,000       ---       10,300       13,863
Chief Financial
Officer BOK
Financial and BOk

Charles D.         1996   149,247   10,000     39,124(4)    2,500       13,717
Williamson         1995   146,500   30,000        168       3,000       11,866
Executive          1994   143,500   46,000        ---       5,000       11,838
Vice-President,
Capital Markets,
BOk

(1) No Restricted Stock Awards or Long Term Incentive Plan payouts were made in 1994, 1995 or 1996 and therefore no columns are included for such items in the Summary Compensation Table.


(2) After giving effect to November 18, 1993, November 17, 1994, November 27, 1995 and November 27, 1996 3% BOKF Common Stock Dividends Payable in Kind in BOKF Common Stock.

(3) Amounts shown in this column are derived from the following: (i) Mr. Lybarger, $9,000, 1994; $9,000, 1995; and $9,000, 1996 Company payment to the defined benefit plan ("DBP");  $6,215,  1994; $6,000,  1995 and $6,000,
     1996 - Company matching contributions to 401(K) Thrift Plan ("DCP"); (ii) Mr. Harris, $9,749, 1994; $9,749, 1995; and $9,000, 1996 - DBP; $5,014,
     1994; $4,639, 1995 and $6,000, 1996 - DCP; (iii) Mr. Smith,  $9,749,  1994;
     $10,957,  1995; and $10,500,  1996; - DBP; $1,414,  1994; $2,657, 1995; and
     $3,600, 1996 - DCP; and (iv) Mr. White, $11,249,  1994; $11,249,  1995; and
     $12,000,  1996 - DBP; $2,614,  1994; $2,362,  1995; and $3,456, 1996 - DCP;
     and (v) Mr. Williamson  $10,500,  1994, $9,522,  1995, and $9,327,  1996; -
     DBP; $3,217, 1994, $2,344, 1995, and $2,511, 1996 - DCP.

(4) Commission income, $24,447; Stock Option Exercise Income, $14,677.

     The following table sets forth certain information concerning stock options granted to the Named Executive Officers during the 1995 fiscal year.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                      % of
                                       Total
                                     Options/
                                        SARs
                                   Granted to   Exercise              Grant Date
                   Options/SARs     Employees   or Base                  Present
Name               Granted (#)(1)  in Fiscal     Price   Expiration   Value $(3)
-----------------  -------------   ----------   -------  ----------   ----------

Stanley A. Lybarger      25,750       10.41%        23.83     (2)    $259,389.82

Eugene A. Harris          9,270        3.75%        23.83     (2)    $ 93,382.29

Norman W. Smith          11,330        4.58%        23.83     (2)    $114,131.86

James A. White            9,785        3.96%        23.83     (2)    $ 98,569.26



(1) Granted pursuant to 1996 Awards under BOKF 1994 Stock Option Plan. After giving effect to November 27, 1996 3% dividend on BOKF Common Stock payable in kind of BOKF Common Stock.

(2) One-seventh of the options granted pursuant to 1996 Awards under the BOKF 1994 Stock Option Plan vest and become exercisable on October 11 of each year, commencing October 11, 1997. Vested options are exercisable only during the three year period commencing on the vesting date.

(3) Present value at date of grant is based on the Black-Scholes Option Pricing Model adopted for use in valuing executive stock options based on the following assumptions: 10% volatility factor; $27.00 underlying price; $23.83 option price; 5.0% risk free rate of return; and no dividends. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the named executive will be at or near the value estimated by the Black-Scholes Model.


     The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers during fiscal 1996 and the 1996 fiscal year-end value of unexercised options.

                      AGGREGATED OPTION/SAR EXERCISES IN
                LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES



                                                                    Value of
                                             Number of            Unexercised
                                            Unexercised          In the Money
                       Shares              Optionis/SARs        Options/SARs at
                     Acquired     Value    at FY-End (#)         FY-End ($)(1)
                    On Exercise  Realized   Exercisable/         Exercisable/
Name                    (#)      ($)(1)    Unexercisable        Unexercisable
-------             -----------  -------- --------------   ---------------------
Stanley A. Lybarger      -0-     $ -0-    30,551/89,277    266,015.39/573,966.12

Eugene A. Harris         -0-       -0-    13,780/34,726    122,484.71/231,596.88

Norman W. Smith          -0-       -0-    12,393/38,110    102,021.62/247,222.96

James A. White           -0-       -0-    12,407/34,235    103,212.60/216,478.61

Charles D. Williamson    -0-       -0-    9,192/17,501      83,765.07/130,590.56


(1) Values are calculated by subtracting the exercise or base price from the fair market value of the stock as of the exercise date or fiscal year-end, as appropriate.

     An employment agreement is in effect between BOk and Mr. Lybarger. Generally, the agreement provides that Mr. Lybarger will continue to be employed in his present position and at his current rate of compensation. BOk may terminate the employment agreement and be liable for termination benefits not to exceed regular compensation and benefit coverage for twelve months (with termination benefits to be reduced by the amount of compensation received by Mr. Lybarger from other sources during the seventh through twelfth months after termination). In the event of a change of control of BOk, as defined in the employment agreement, then Mr. Lybarger has the option, for a period of six months after the change of control, to resign and receive the same termination benefits as described in the preceding sentence in the event of termination by BOk.

     An  employment  agreement  is in effect  between  FNB Park  Cities  and Mr.
Turner. Generally, the agreement provides that Mr. Turner will be employed by FNB Park Cities for three years at his existing level of compensation and that, upon termination of the agreement, Mr. Turner will not compete with FNB Park Cities in the Dallas-Ft. Worth area for an additional two years during which Mr. Turner will be paid one-half his base salary.

     An employment agreement is in effect between First Texas and Mr. Stahnke. Generally, the agreement provides that Mr. Stahnke will be employed by First Texas for three years at his existing level of compensation and that, upon termination of the agreement, Mr. Stahnke will not compete with First Texas in the Dallas-Ft. Worth area for an additional two years during which Mr. Stahnke will be paid one-half his base salary.

                      REPORT ON EXECUTIVE COMPENSATION

     The Company does not have a formally designated compensation committee. Compensation of the executive officers other than Mr. Lybarger has in practice been determined by Mr. Lybarger, the President and Chief Executive Officer, and Mr. Kaiser, the Chairman of the Board. Messrs. Kaiser and Lybarger are directors of the Company and are herein sometimes referred to collectively as the "Informal Compensation Committee." The Company has compensated its executive and other officers through a combination of annual salary, bonuses, pension plans and stock options designed to attract and retain quality management and reward long term performance of the Company.

     With respect to the 1996 fiscal year, the compensation paid executive officers was based on the evaluation by the Informal Compensation Committee of the performance of the Company and the performance of the individual officer (except that the evaluation of and compensation of Mr. Lybarger was determined solely by Mr. Kaiser). The cash and noncash compensation awarded the executive officers was based on the performance of the Company in meeting the corporate goals established for business development, expansion of market coverage, financial achievement and other areas. The responsibility of each executive officer for the various established corporate goals and the performance in meeting those goals were considered in establishing executive compensation.

     The foregoing report on executive compensation is made by Messrs. Kaiser and Lybarger.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As stated above under "Report On Executive Compensation", the Company does not have a formally designated compensation committee and Messrs. Kaiser and Lybarger in practice determine compensation of the executive officers.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The BOKF Common Stock (with non-detachable rights to purchase fifteen additional BOKF Common shares at $0.054625 per share) was registered pursuant to the Securities Exchange Act of 1934 and listed for trading on NASDAQ on September 5, 1991. The BOKF shares traded with the rights attached through October 28, 1991. The BOKF shares traded ex-rights from and after the opening of trading on October 29, 1991. Set forth below is a line graph comparing the change in cumulative shareholder return on the Common Stock of BOK Financial against the cumulative total shareholder return of the NASDAQ Index, the NASDAQ Bank Index, and the KBW 50 Bank Index for the period commencing October 29, 1991 and ending December 31, 1996.


               10-29-91  12-31-91 12-31-92  12-31-93  12-31-94 12-31-95 12-31-96
               --------  -------- --------  --------  -------- -------- --------
BOKF             $100.00  $138.69  $229.37   $271.96   $226.36  $227.32  $324.20

NASDQ Bank Stocks 100.00   107.33   156.22    178.16    177.51   264.38   349.47

KBW 50 Bank       100.00   100.75   128.37    135.48    128.58   205.93   291.30

NASDAQ (CRSP U.S.
Company)          100.00   110.23   128.29    147.27    143.95   203.57   250.41


* Graph assumes value of an investment in the Company's Common Stock for each index was $100 on October 29, 1991. A one for 100 reverse split was effected at the opening on December 17, 1991. The KBW 50 Bank index is the Keefe, Bruyette & Woods, Inc. index, which is available only for calendar quarter end periods. The October 29, 1991 KBW Index is extrapolated, based on the performance of the NASDAQ Bank Stocks Index, from September 30 to October 29. No dividends were paid on BOK Financial Common Stock except (i) on November 18, 1993, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 9, 1993 payable in kind by the issuance of BOK Financial Stock, (ii) on November 17, 1994, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 8, 1994 payable in kind by the issuance of BOK Financial Common Stock,
     (iii) on November 27, 1995, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 17, 1995 payable in kind by the issuance of BOK Financial Common Stock, and (iv) on November 27, 1996, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 18, 1996 payable in kind by the issuance of BOK Financial Common Stock.

                              INSIDER REPORTING

     Except as noted below, all directors, officers and principal shareholders of the Company timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934 during 1995 and the subsequent period through the date of this Proxy Statement. In preparing this report, the Company has relied on forms and representations submitted to the Company, as permitted by the regulations of the United States Securities and Exchange Commission. Mr. Smith, inadvertently omitted to report the acquisition of 619 shares of BOKF Common Stock in June, 1996 until August, 1996.


                            CERTAIN TRANSACTIONS

     Certain principal shareholders, directors of the Company and their associates were customers of and had loan transactions with BOK Financial or its subsidiaries during 1996. None of them currently outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans
(i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than normal risk of collectibility or present other unfavorable features at the time the loans were made.


     BOk has acquired certain personal computers and software from Kaiser-Francis Oil Company ("KFOC"), a corporation affiliated with Kaiser. All such purchases were made at KFOC's actual cost, plus shipping and sales tax, and were acquired by BOk through KFOC to obtain price savings from other sources. BOK Financial has purchased limited partnership interests in an Oklahoma limited partnership of which KFOC is the general partner. The limited partnership has acquired certain producing oil and gas properties from KFOC for an aggregate purchase price of approximately $54.4 million, with approximately ninety percent (90%) of the purchase price being financed on a non-recourse basis by KFOC over a period of years. BOK Financial owns 95% of the partnership until all acquisition debt is paid and 5% thereafter. During April 1991, BOk sold to Kaiser and related business entities certain loans, repossessed real estate and the rights to future recoveries on certain charge-offs. Recoveries collected by BOk and paid to Kaiser were $3.5 million. On March 4, 1997, Kaiser Financial Corporation (an affiliate of Mr. Kaiser) purchased from BOK Financial at face value a $20 million Subordinated Debenture. BOk leases office space in office buildings owned by Mr. Kaiser and affiliates in 1996.


     All transactions described above between BOKF or a subsidiary and Kaiser or a related entity were approved in advance by a majority of the entire board of BOk (Mr. Kaiser not voting), after review by the Chief Financial Officer who then made a report of his review to the Board of Directors of BOk.

                       INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, independent public accountants, has been reappointed by the Board of Directors of the Company as independent auditors for the Company to examine and report on its financial statements for 1997. Ernst & Young LLP have been auditors of the accounts of the Company since its inception on October 24, 1990. Representatives of Ernst & Young LLP are expected to be present at the Shareholders' Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                         PROPOSALS OF SHAREHOLDERS

     The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1998 Annual Shareholders' Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at Bank of Oklahoma Tower, Tulsa, Oklahoma 74172, no later than December 9, 1997.

                                 OTHER MATTERS

     Management does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the meeting, it is intended that the Proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.

     COPIES OF THE ANNUAL REPORT ON FORM 10-K AND OTHER DISCLOSURE STATEMENTS FOR BOK FINANCIAL CORPORATION MAY BE OBTAINED WITHOUT CHARGE TO THE SHAREHOLDERS BY WRITING TO THE CHIEF FINANCIAL OFFICER, BOK FINANCIAL CORPORATION, P. O. BOX 2300, TULSA, OKLAHOMA 74192.












BOK-PROX.97